Exhibit 107

Calculation of Filing Fee Tables

Form S-3ASR

(Form Type)

Plains GP Holdings, L.P.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A shares representing limited partnership interests	Rule 456(b) and 457(r)(1)	(2)	(2)	(2)	(1)	(1)
Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A	N/A	N/A
Carry Forward Securities
Carry Forward Securities	N/A	N/A	N/A	N/A		N/A
	Total Offering Amounts					N/A		N/A
	Total Fees Previously Paid							N/A
	Total Fee Offsets							N/A
	Net Fee Due							N/A

(1)	In accordance with Rule 456(b) and Rule 457(r) of the Securities Act, Plains GP Holdings, L.P. (“Plains GP”) is deferring payment of the registration fee required in connection with this registration statement and will pay the registration fee subsequently in advance or on a pay-as-you-go basis. Accordingly, no registration fee is paid herewith.

(2)	There are being registered under this registration statement such indeterminate number of Class A shares representing limited partnership interests in Plains GP as may from time to time be offered at indeterminate prices.